Exhibit 4.83

SUPPLEMENTARY AGREEMENT
No. TM220090007

This Agreement is hereby entered into by and between China Sunergy (Nanjing) Co.Ltd., a China business, with its principal place of business at NO.123, FoCheng West Road, Jiangning Economic & Technical Development Zone, Nanjing 211000, China (“Party A”) and SunPower Philippines Manufacturing, Ltd., a Cayman Islands business, with its principal place of business at # 100 East Main Street, Special Export Processing Zone, Laguna Techno Park, Binan, Laguna, Philippines (“Party B”), and CEEG (Shanghai) Solar Science & Technology Co., Ltd., a China business, with its principal place of business at 4H, Hongqiao Business Building, No.2272, Hongqiao Rd., Shanghai. China (“Party C”), effective as of November 17th, 2009 (the “Effective Date”).  The Party A , Party B and Party Care are collectively referred to herein as the “Parties”.
NOW, THEREFORE, BE IT RESOLVED, that in consideration of the above recitals and the mutual covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Party B has provided twenty tons of polycrystalline silicon material to Party A, amounting to a total of 6,000,000 U.S. dollars. Party A has paid for 2,000,000 U.S. dollars to Party B in July 3, 2009. After the parties’ consultation agreement, the Party A will pay 600,000 dollars again to the Party B. Therefore, The Party B should release the Party A from unpaid amount (3,400,000 U.S. dollars) .Then ,the parties agree to terminate original polycrystalline silicon material supply contract (This polycrystalline silicon material supply contract was signed on November 24th 2008 and contract number is CG120080309 that between Party A and Party B). The payment for 600,000 U.S. dollars shall be issued before December 31st 2009.

2. The parties agreed to terminate original solar module supply contract (This solar module supply contract was signed on November 24th 2008 that between Party B and Party C). Party C agreed to pay the arrear to Party A before December 31st 2009.

3.  Upon termination of above polycrystalline silicon material and solar module supply contract, a performance which has not been rendered is discharged.

4. After the contracts mentioned foregoing are terminated, Each party forever release and discharge the others from all claims, debts, allegations, actions causes of action and demands, whether known or unknown, arising from or in connection with the claim and existing as the date of this settlement contract, including without limitation any liability for any costs connected with or arising out of the subject matter of the claim.

5. This agreement is effective when it is signed or sealed by the parties.

PARTY A:	China Sunergy (Nanjing) Co.Ltd.	PARTY B:	SunPower Philippines Manufacturing, Ltd.
By:	/s/	By:	/s/
Print Name:		Print Name:
Date:	11/26/09	Date:	11/26/09

PARTY C:	CEEG (Shanghai) Solar Science & Technology Co., Ltd.
By:	/s/
Print Name:
Date: